As filed with the Securities and Exchange Commission on November 6, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CHAMBERS STREET PROPERTIES

(Exact Name of Registrants as Specified in their Charter)

Maryland	56-2466617
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

(609) 683-4900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Jack A. Cuneo

President and Chief Executive Officer

Chambers Street Properties

47 Hulfish Street, Suite 210

Princeton, New Jersey 08542

(609) 683-4900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jason D. Myers, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of the Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant (Chambers Street Properties) is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered / Proposed maximum offering price per unit / Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, Preferred Shares, Depositary Shares, Warrants and Rights(2)(3)	(4)	$ (4)(5)

(1)

The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined. This registration statement relates to both the offering of newly issued securities and resales by selling securityholders that may occur on an ongoing basis in securities that may be issued under this registration statement.

(2)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional preferred share and will be evidenced by a depositary receipt.

(3)	The warrants covered by this registration statement may be warrants for common shares, preferred shares or depositary shares representing preferred shares.

(4)

This registration statement covers an indeterminate amount of the securities of each identified class of securities. An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.

(5)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee.

PROSPECTUS CHAMBERS STREET PROPERTIES Common Shares Preferred Shares Depositary Shares Warrants Rights

Chambers Street Properties may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

¡	common shares of beneficial interest, par value $0.01 per share;

¡	preferred shares of beneficial interest, par value $0.01 per share;

¡	depositary shares representing entitlement to all rights and preferences of fractions of preferred shares of a specified class or series and represented by depositary receipts;

¡	warrants to purchase common shares, preferred shares or depositary shares; or

¡	rights to purchase common shares or preferred shares.

The common shares, preferred shares, depositary shares, warrants and rights collectively are referred to as the “securities” in this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

The applicable prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest in the securities.

Chambers Street Properties may offer the securities directly, through agents, or to or through underwriters. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 45 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Chambers Street Properties’ common shares are listed on the New York Stock Exchange under the symbol “CSG.” On November 5, 2013, the closing sale price of Chambers Street Properties’ common shares on the New York Stock Exchange was $9.33 per share.

An investment in these securities entails certain material risks and uncertainties that should be considered. See “Risk Factors” on page 3 of this prospectus for a description of risk factors that should be considered by purchasers of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2013

You should rely only on the information provided or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement, any free writing prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully this entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

- i -

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, in accordance with General Instruction I.D. of Form S-3, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, from time to time, sell the offered securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered and the specific manner in which they will be offered. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus is a part, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

In this prospectus, unless otherwise specified or the context requires otherwise, all references to “our company,” “we,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Chambers Street Properties and its subsidiaries.

INFORMATION ABOUT CHAMBERS STREET PROPERTIES

We are a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, leased to creditworthy tenants. Our experienced management team manages our day-to-day operations and oversees and supervises acquisitions and asset management services, which are performed principally by our employees, with certain services provided by third parties. All of our real estate investments are held directly by, or indirectly through wholly owned subsidiaries of CSP Operating Partnership, LP, or CSP OP, of which we are the majority owner and the sole general partner. We elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2004. On May 21, 2013, we listed our common shares on the New York Stock Exchange, or the NYSE, under the ticker symbol “CSG.”

We were formed on March 30, 2004, under the laws of the State of Maryland, and commenced operations in July 2004, following an initial private placement of our common shares of beneficial interest. Jack A. Cuneo, our founder, President and Chief Executive Officer, developed the initial business plan to establish our company. Since that time, we have raised equity capital to finance our real estate investment activities through two public offerings of our common shares. As of June 30, 2013, we owned interests in 129 properties located across 22 U.S. states, Germany and the United Kingdom. As of June 30, 2013, our portfolio encompassed approximately 34.2 million rentable square feet and was 95.3% leased.

Our principal executive offices are located at 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542. Our telephone number at that location is (609) 683 4900. We maintain a website at www.chambersstreet.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 and in subsequent periodic reports that we file with the SEC, each of which are incorporated by reference herein, as well as other information in this prospectus and any applicable prospectus supplement before purchasing our securities. Each of the risks described could materially and adversely affect our business, financial condition, results of operations, or ability to make distributions to our shareholders. In such case, you could lose all or a portion of your original investment. See “Where You Can Find More Information” beginning on page 46 of this prospectus. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors referred to above and the cautionary statements referred to in “Cautionary Note Regarding Forward-Looking Statements” below. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and in the documents incorporated herein by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

¡	our business strategy;

¡	our ability to obtain future financing arrangements;

¡	estimates relating to our future distributions;

¡	our understanding of our competition;

¡	market trends;

¡	projected capital expenditures;

¡	the impact of technology on our products, operations and business; and

¡	the use of the proceeds of any offerings of securities.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Common Shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

¡	general volatility of the securities markets in which we participate;

¡	national, regional and local economic climates;

¡	changes in supply and demand for industrial and office properties;

¡	adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs;

¡	availability and credit worthiness of prospective tenants;

¡	our ability to maintain rental rates and maximize occupancy;

¡	our ability to identify and secure acquisitions;

¡	our failure to successfully manage growth or operate acquired properties;

¡	our pace of acquisitions and/or dispositions of properties;

¡	risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits);

¡	payment of distributions from sources other than cash flows and operating activities;

¡	receiving corporate debt ratings and changes in the general interest rate environment;

¡	availability of capital (debt and equity);

¡	our ability to refinance existing indebtedness or incur additional indebtedness;

¡	failure to comply with our debt covenants;

¡	unanticipated increases in financing and other costs, including a rise in interest rates;

¡	the actual outcome of the resolution of any conflict;

¡	material adverse actions or omissions by any of our joint venture partners;

¡	our ability to operate as a self-managed company;

¡	availability of and ability to retain our executive officers and other qualified personnel;

¡	future terrorist attacks in the United States or abroad;

¡	the ability of CSP Operating Partnership, LP to qualify as a partnership for U.S. federal income tax purposes;

¡	our ability to qualify as a REIT for U.S. federal income tax purposes;

¡	foreign currency fluctuations;

¡	changes to accounting principles and policies and guidelines applicable to REITs;

¡	legislative or regulatory changes adversely affecting REITs and the real estate business;

¡	environmental, regulatory and/or safety requirements; and

¡

other factors discussed under the caption “Risk Factors” under Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012 and those factors that may be contained in any filing we make with the Securities and Exchange Commission, or SEC, including Part II, Item 1A of our Quarterly Reports on Form 10-Q.

Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see “Risk Factors” on page 3 of this prospectus.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred share dividends for the periods indicated. The ratios were computed by dividing earnings by fixed charges. For purposes of calculating the ratios, “earnings” represent net income (loss) from continuing operations less gain on conversion of equity interest to controlling interest, provision for income taxes and equity in earnings from unconsolidated joint ventures and interest capitalized plus fixed charges and distribution of cumulative earnings from unconsolidated joint ventures. “Fixed charges” consist of interest expense, interest capitalized and amortization of financing costs, whether expensed or capitalized. This ratio is calculated in accordance with accounting principles generally accepted in the United States.

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011	2010	2009	2008
Ratio of earnings to combined fixed charges and Preferred Share Dividends(1)	(2)	(2)	(2)	(2)	(2)	(2)

(1)	We had no preferred shares outstanding during the periods presented.

(2)

For all periods reflected in this table the ratio is less than 1.0. Earnings were insufficient to cover fixed charges and preferred dividends in each of the periods in this table reflected by the following amounts: $5.5 million for the six months ended June 30, 2013 and $47.5 million, $23.2 million, $18.7 million, $21.5 million and $5.5 million for the years ended December 31, 2012, 2011, 2010, 2009 and 2008, respectively.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general trust purposes and working capital, which may include the repayment of existing indebtedness, new investment opportunities, the development or acquisition of additional properties (including through the acquisition of individual properties, portfolios and companies) as suitable opportunities arise and the renovation, expansion and improvement of our existing properties. Further details relating to the use of the net proceeds will be set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES OF CHAMBERS STREET PROPERTIES

The following descriptions of the material terms of the securities of Chambers Street Properties are only a summary and are subject to, and qualified in their entirety by reference to, the more complete descriptions of the securities in the following documents: (a) Chambers Street Properties’ declaration of trust and (b) Chambers Street Properties’ bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. Please note that in this section, references to “our company,” “we,” “our” and “us” refer only to Chambers Street Properties and not to its subsidiaries or CSP OP, unless the context requires otherwise. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement. See “Where You Can Find More Information.”

General

Under our declaration of trust, we have the authority to issue a total of 1,000,000,000 shares of beneficial interest. Of the total shares authorized, 990,000,000 shares are designated as common shares, with a par value of $0.01 per share, or the common shares, and 10,000,000 shares are designated as preferred shares, with a par value of $0.01 per share, or the preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust from time to time to increase or decrease the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue. As of June 30, 2013, 236,948,214 common shares were issued and outstanding, and no preferred shares were issued and outstanding. Under Maryland law, our shareholders are generally not liable for our debts or obligations.

Description of Common Shares

Subject to the restrictions on transfer and ownership of shares contained in our declaration of trust and except as may otherwise be specified in our declaration of trust, the holders of common shares are entitled to one vote per share on all matters voted on by shareholders, including the election of our trustees. Our declaration of trust does not provide for cumulative voting in the election of our trustees. Therefore, the holders of a majority of the outstanding common shares can elect our entire board of trustees. Subject to any preferential rights of any outstanding series of preferred shares, the holders of common shares are entitled to such dividends as may be authorized from time to time by our board of trustees and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our shareholders. All shares issued and outstanding are fully paid and non-assessable common shares of beneficial interest. Holders of common shares do not have preemptive rights and therefore will not have an automatic option to purchase any new shares that we issue. Our declaration of trust authorizes our board of trustees, without shareholder approval, to classify or reclassify any unissued common shares from time to time into one or more classes or series of shares.

We do not issue certificates for our shares. Shares are held in “uncertificated” form which eliminates the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. Transfers can be effected by following the procedures described below under “Restrictions on Ownership and Transfer.”

Power to Issue Additional Common Shares and Preferred Shares

We believe that the power of our board of trustees to issue additional common shares or preferred shares will provide us with increased flexibility in making investment acquisitions and in meeting other needs which might arise. The additional common shares are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our shares may be listed or traded.

Number of Trustees; Vacancies

Our declaration of trust and bylaws provide that the number of our trustees may be established by a majority of the entire board of trustees but may not be fewer than three nor more than nine. Our board of trustees currently consists of seven trustees, five of whom are independent. Any vacancy on our board may be filled only by a majority of the remaining trustees, even if such a majority constitutes less than a quorum and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred. Independent trustees shall nominate replacements for vacancies amongst the independent trustee positions. Although the number of trustees may be increased or decreased, a decrease shall not have the effect of shortening the term of any incumbent trustee.

Annual Elections

Each of our trustees is elected by our shareholders to serve for a one-year term, until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies. Trustees will be elected by the affirmative vote of holders of voting shares who are present in person or by proxy at a meeting of shareholders at which a quorum is present.

Meetings and Special Voting Requirements

An annual meeting of the shareholders is held each year, after delivery of our annual report, at a convenient location and on proper notice, on the date and at the time and place set by our board of trustees. Special meetings of shareholders may be called only upon the request of a majority of our trustees, the chairman of our board of trustees or our chief executive officer and, subject to certain procedural requirements set forth in our bylaws, must be called by our secretary to act on any matter that may properly be considered at a meeting of shareholders upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at such meeting. The presence in person or by proxy of shareholders entitled to cast at least a majority of all the votes entitled to be cast at a meeting on any matter shall constitute a quorum. Generally, the affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is necessary to take shareholder action, except as set forth in the next paragraph and except that a plurality of the votes cast at a meeting at which a quorum is present is sufficient to elect a trustee.

Under the Maryland REIT Law, a Maryland REIT generally cannot amend its declaration of trust or merge with another entity, unless declared advisable by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland REIT may provide in its declaration of trust for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our declaration of trust provides for a majority vote in these situations. Under the Maryland REIT law, the declaration of trust of a Maryland REIT may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by our board of trustees. Subject to the provisions of any class or series of our shares outstanding, we may merge or consolidate with another entity or entities or sell, lease, exchange or otherwise transfer all or substantially all of our property, if approved by our board of trustees and, except as otherwise permitted by law, by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. Our declaration of trust provides that shareholders are not entitled to exercise appraisal rights unless our board of trustees determines that appraisal rights apply, with respect to all or any classes or series of shares, to a particular transaction or all transactions occurring after the date of such determination in connection with which shareholders would otherwise be entitled to exercise appraisal rights.

Restrictions on Ownership and Transfer

Our declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares that a person may own. Our declaration of trust prohibits, with certain exceptions, direct or constructive ownership by any person of more than 9.8% by number or value, whichever is more restrictive, of our outstanding common shares or more than 9.8% by number or value, whichever is more restrictive, of any class or series of our outstanding preferred shares. Our declaration of trust further prohibits (i) any person from beneficially or constructively owning shares that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (ii) any person from transferring shares if such transfer would result in our shares being beneficially owned by fewer than 100 persons. Our board of trustees, in its sole discretion, may exempt (prospectively or retroactively) a person from the share ownership limits. However, our board of trustees may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the number or value of the outstanding shares (whichever is more restrictive) would result in us being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of trustees that it will not violate the aforementioned restriction. The person also must agree that any failure to perform a covenant, misrepresentation, violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to a trust. Our board of trustees may require a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees in its sole discretion, to determine or ensure our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares that resulted in a transfer of shares to a trust in the manner described below, is required to give notice immediately to us, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on us.

If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess or in violation of the share ownership limits or would result in us being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share), shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. If the transfer to the trust would not be effective for any reason to prevent the violation of such limitations, then the transfer of that number of shares that otherwise would cause such violation will be null and void and the prohibited owner will acquire no rights in such shares. Shares held in the trust shall be issued and outstanding shares. The prohibited owner shall not benefit economically from ownership of any shares held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares held in the trust and, subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion) (i) to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any transfer of shares that, if effective, would result in shares being beneficially owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares.

Within 20 days after receiving notice from us that shares have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, whose ownership of the shares does not violate any of the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of (i) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our declaration of trust, of such shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary. If, prior to the discovery by us that shares have been transferred to the trust, such shares are sold by a prohibited owner, then (i) such shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, shares held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a gift or devise, the market price at the time of such gift or devise) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.

Every record holder of 5.0% or more (or such other percentage as required by the Code and the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations) of all classes or series of our shares, including our common shares on any dividend record date during each taxable year, within 30 days after the end of the taxable year, shall be required to give written notice to us stating the name and address of such record holder, the number of shares of each class and series of our shares which the record holder beneficially owns and a description of the manner in which such shares are held. Each such record holder shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the share ownership limits. In addition, each record holder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limits could delay, defer or prevent a change in control or other transaction of us that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is DST Systems, Inc.

Description of Preferred Shares

General

Our declaration of trust provides that we may issue up to 10,000,000 preferred shares, par value of $0.01 per share. As of June 30, 2013, we had no outstanding preferred shares. Preferred shares may be issued independently or together with any other securities and may be attached to or separate from the securities. The following description of the preferred shares sets forth general terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust and bylaws and any applicable articles supplementary designating and setting forth the terms of a class or series of preferred shares. The applicable articles supplementary will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The issuance of preferred shares could adversely affect the voting power, dividend rights and other rights of holders of common shares. Our board of trustees could establish another class or series of preferred shares that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common shares or otherwise be in the best interest of the holders thereof. The issuance of preferred shares could have the effect of delaying or preventing a change in control of our company. Our board of trustees has no present plans to issue preferred shares, but may do so at any time in the future without shareholder approval.

Terms

Our declaration of trust authorizes our board of trustees, without shareholder approval, to classify any unissued preferred shares and reclassify any previously classified but unissued preferred shares of any series from time to time into one or more classes or series of shares. Our board of trustees may determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of each class or series of preferred shares so issued, which may be more beneficial than the rights, preferences and privileges attributable to the common shares.

Reference is made to the prospectus supplement relating to the class or series of preferred shares offered thereby for the specific terms thereof, including:

¡	the designation of the class and/or series of preferred shares;

¡	the voting rights, if any, of the preferred shares;

¡	the number of preferred shares, the liquidation preference per preferred share and the offering price of the preferred shares;

¡	the dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred shares;

¡	the date from which dividends on the preferred shares shall accumulate, if applicable;

¡	the procedures for any auction and remarketing, if any, for the preferred shares;

¡	the provision for a sinking fund, if any, for the preferred shares;

¡	the provision for, and any restriction on, redemption or repurchase, if applicable, of the preferred shares;

¡	any listing of the preferred shares on any securities exchange;

¡

the terms and conditions, if applicable, upon which the preferred shares may or will be convertible into or exchangeable for our common shares or other securities, including the conversion price or manner of calculation thereof;

¡	the relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

¡	whether interests preferred shares would be represented by depositary shares;

¡	any restrictions on ownership and transfer in addition to those described below;

¡

any limitations on the issuance of any class or series of preferred shares ranking senior or equal to any series of preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

¡	a discussion of U.S. federal income tax considerations applicable to the preferred shares; and

¡

any other specific terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the preferred shares.

The terms of each class or series of preferred shares will be described in any prospectus supplement related to such class or series of preferred shares and will contain a discussion of any material Maryland law or material U.S. federal income tax considerations applicable to the preferred shares.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

(i) senior to all classes or series of common shares and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred shares;

(ii) on a parity with all equity securities issued by us other than those referred to in clauses (i) and (iii); and

(iii) junior to all equity securities issued by us which the terms of the preferred shares provide will rank senior to it. The term “equity securities” does not include convertible debt securities.

Dividends

Unless otherwise specified in the applicable prospectus supplement, the preferred shares will have the rights with respect to payment of dividends set forth below.

Holders of the preferred shares of each series will be entitled to receive, when, as and if declared by our board of trustees, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of trustees.

Dividends on any series of preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of trustees fails to declare a dividend payable on a dividend payment date on any series of preferred shares for which dividends are non-cumulative, then the holders of this series of preferred shares will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on this series of preferred shares are declared payable on any future dividend payment date.

If preferred shares of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of our capital stock of any other series ranking, as to dividends, on a parity with or junior to the preferred shares of this series for any period unless:

¡

if this series of preferred shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods and the then current dividend period; or

¡

if this series of preferred shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred shares of this series.

When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with the preferred shares of this series, all dividends declared upon the preferred shares of this series and any other series of preferred shares ranking on a parity as to dividends with the preferred shares shall be declared pro rata so that the amount of dividends declared per preferred share of this series and the other series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per preferred share of this series and the other series of preferred shares which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares, does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred shares of this series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (a) if this series of preferred shares has a cumulative dividend, full cumulative dividends on the preferred shares of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in common shares or other capital stock ranking junior to the preferred shares of this series as to dividends and upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common shares, or any of our other capital stock ranking junior to or on a parity with the preferred shares of this series as to dividends or upon liquidation, nor shall any common shares, or any other of our capital stock ranking junior to or on a parity with the preferred shares of this series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except:

¡	by conversion into or exchange for other of our capital stock ranking junior to the preferred shares of this series as to dividends and upon liquidation; or

¡	redemptions for the purpose of preserving our qualification as a REIT.

Redemption

If so provided in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

The prospectus supplement relating to a series of preferred shares that is subject to mandatory redemption will specify the number of preferred shares that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon which shall not, if the preferred shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for the preferred shares of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of the preferred shares may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares shall automatically and mandatorily be converted into the applicable capital stock of our company pursuant to conversion provisions specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless (a) if this series of preferred shares has a cumulative dividend, full cumulative dividends on all shares of any series of preferred shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred shares shall be redeemed unless all outstanding preferred shares of this series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of this series to preserve our REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of this series. In addition, unless (a) if this series of preferred shares has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (b) if this series of preferred shares does not have a cumulative dividend, full dividends on the preferred shares of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any preferred shares of this series except by conversion into or exchange for our capital stock ranking junior to the preferred shares of this series as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred shares of this series to preserve our REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred shares of this series.

If fewer than all of the outstanding shares of preferred shares of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred shares of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

¡	the redemption date;

¡	the number of shares and series of the preferred shares to be redeemed;

¡	the redemption price;

¡	the place or places where certificates for the preferred shares are to be surrendered for payment of the redemption price;

¡	that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

¡	the date upon which the holder’s conversion rights, if any, as to the shares shall terminate.

If fewer than all the preferred shares of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of preferred shares to be redeemed from each holder. If notice of redemption of any preferred shares has been given and if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any preferred shares so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred shares, and all rights of the holders of the preferred shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of our capital stock ranking junior to the preferred shares of this series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred shares shall be entitled to receive out of our assets of our company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of this series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred shares in the distribution of assets, then the holders of the preferred shares and all other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Our consolidation or merger with or into any other entity, or the merger of another entity with or into our company, or a statutory share exchange by us, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

Voting Rights

Holders of the preferred shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Whenever dividends on any series of preferred shares shall be in arrears for six or more quarterly periods, the holders of the preferred shares, voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional trustees of our company at a special meeting called by the holders of record of at least ten percent of any series of preferred shares so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, or at the next annual meeting of shareholders, and at each subsequent annual meeting until (a) if this series of preferred shares has a cumulative dividend, all dividends accumulated on these preferred shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (b) if this series of preferred shares do not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire board of trustees will be increased by two trustees.

Unless provided otherwise for any series of preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of this series of preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting with this series voting separately as a class:

(a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the preferred shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, or reclassify any of our authorized capital stock into this series of preferred shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of this series of preferred shares; or

(b) amend, alter or repeal the provisions of the charter or the designating amendment for this series of preferred shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of this series of preferred shares or the holders thereof; provided, however, with respect to the occurrence of any of the events set forth in (b) above, so long as this series of preferred shares remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any similar event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of holders of this series of preferred shares; and provided, further, that (x) any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or (y) any increase in the amount of authorized shares of this series of preferred shares or any other series of preferred shares, in each case ranking on a parity with or junior to the preferred shares of this series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of this series of preferred shares shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the applicable prospectus supplement. The terms will include the number of common shares into which the preferred shares are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares.

Shareholder Liability

Maryland law provides that no shareholder, including holders of preferred shares, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Restrictions on Ownership and Transfer

Our declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares that a person may own. Our declaration of trust prohibits, with certain exceptions, direct or constructive ownership by any person of more than 9.8% by number or value, whichever is more restrictive, of our outstanding common shares or more than 9.8% by number or value, whichever is more restrictive, of any class or series of our outstanding preferred shares. Our declaration of trust further prohibits (i) any person from beneficially or constructively owning shares that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, and (ii) any person from transferring shares if such transfer would result in our shares being beneficially owned by fewer than 100 persons. Our board of trustees, in its sole discretion, may exempt (prospectively or retroactively) a person from the share ownership limit. However, our board of trustees may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the number or value of the outstanding shares (whichever is more restrictive) would result in us being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in us failing to qualify as a REIT. See “—Description of Common Shares—Restrictions on Ownership and Transfer” for more detail regarding the restrictions on the ownership and transfer of our shares.

Registrar and Transfer Agent

The transfer agent and registrar for our preferred shares is DST Systems, Inc.

Description of Depositary Shares

We may, at our option, elect to offer depositary shares evidencing fractional interests in the preferred shares rather than full preferred shares. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a preferred share of a specified class or series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement relating to the offering of such depositary shares. The preferred shares represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement under a deposit agreement, among our company, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and paying agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges. The form of the deposit agreement and the form of the depositary receipt will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement and the form of designation for the applicable class or series of preferred shares. While the deposit agreement relating to a particular class or series of preferred shares may have provisions applicable solely to that class or series of preferred shares, all deposit agreements relating to preferred shares we issue will include the following provisions:

Dividends and Other Distributions

Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred shares of a class or series, the depositary will distribute to the holder of record of each depositary share relating to that class or series of preferred shares an amount equal to the dividend or other distribution per depositary share that the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Shares

A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable class or series of preferred shares and any money or other property to which the depositary shares relate.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of preferred shares held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those preferred shares. If fewer than all the depositary shares relating to a class or series of preferred shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a class or series of preferred shares to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred shares to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number (or fraction of a share) of preferred shares that is represented by the depositary share.

Conversion

If shares of a class or series of preferred shares are convertible into or exchangeable for common shares or other of our securities or property, holders of depositary shares relating to that class or series of preferred shares will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert or exchange them, receive the common shares or other securities or property into which the number of preferred shares (or fractions of shares) to which the depositary shares relate could at the time be converted or exchanged.

Amendment and Termination of a Deposit Agreement

We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the class or series of preferred shares to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred shares to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional preferred shares to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:

¡	all outstanding depositary shares to which it relates have been redeemed or converted; or

¡	the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous

There will be provisions: (i) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred shares to which the depositary shares relate, (ii) regarding compensation of the depositary, (iii) regarding resignation of the depositary, (iv) limiting our liability and the liability of the depositary under the deposit agreement (generally limited to failure to act in good faith, gross negligence or willful misconduct) and (v) indemnifying the depositary against certain possible liabilities.

Description of Warrants

We may issue warrants for the purchase of common shares, preferred shares or depositary shares and may issue warrants independently or together with common shares, preferred shares or depositary shares or attached to, or separate from, such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement. The form of the warrant agreement and the form of the warrant certificate will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

¡	the title of such warrants;

¡	the aggregate number of such warrants;

¡	the price or prices at which such warrants will be issued;

¡	the type and number of securities purchasable upon exercise of such warrants;

¡	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

¡	the date, if any, on and after which such warrants and the related securities will be separately transferable;

¡	the price at which each security purchasable upon exercise of such warrants may be purchased;

¡	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

¡	the minimum or maximum amount of such warrants that may be exercised at any one time;

¡	information with respect to book-entry procedures, if any;

¡	any anti-dilution protection;

¡	a discussion of certain U.S. federal income tax considerations; and

¡	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the common shares or preferred shares purchasable upon such exercise may be entitled.

Each warrant will entitle the holder to purchase for cash such number of common shares, preferred shares or depositary shares, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. After the expiration date set forth in the applicable prospectus supplement, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented for exercise with respect to a warrant certificate, a new warrant certificate will be issued for the remaining amount of warrants.

Description of Rights

We may issue rights to our shareholders for the purchase of common shares or preferred shares. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The form of the rights agreement and the form of the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

¡	the date for determining the shareholders entitled to the rights distribution;

¡	the aggregate number of common shares or preferred shares of a specified class and/or series purchasable upon exercise of such rights and the exercise price;

¡	the aggregate number of rights being issued;

¡	the date, if any, on and after which such rights may be transferable separately;

¡	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

¡	any special U.S. federal income tax consequences; and

¡	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

DESCRIPTION OF CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW

AND OUR DECLARATION OF TRUST AND BYLAWS

We are organized as a REIT under the laws of the State of Maryland. As a Maryland REIT, we are governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, or the Maryland REIT Law, certain provisions of the Maryland General Corporation Law, or the MGCL and by our declaration of trust and our bylaws. The following summary of certain provisions of Maryland law and our declaration of trust and bylaws does not purport to be complete and is subject to, and qualified in its entirety by, reference to Maryland law and to our declaration of trust and our bylaws.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed from office only for cause and only by the affirmative vote of at least a majority of the votes entitled to be cast by our shareholders generally in the election of our trustees.

Limitation of Liability and Indemnification

Maryland law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Our declaration of trust requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a trustee or officer and at our request, serves or has served as a trustee, director, officer, member, manager or partner of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity and (iii) CBRE Global Investors, LLC, a Delaware limited liability company, CBRE Advisors LLC, a Delaware limited liability company, any of their affiliates or any of their respective directors, officers, partners, managers, members, trustees, agents, advisors and employees in connection with any third party proceeding, including any third party proceeding brought derivatively on behalf of us, or in our right, to which any of them is made or threatened to be made a party by reason of the performance of advisory, management, transitional or other services for us under any written agreement in place on or prior to July 1, 2012 to which we were a party. Our declaration of trust also permits us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

We have entered into indemnification agreements with each of our trustees and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the maximum extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our trustees and executive officers under our trustees’ and officers’ liability insurance.

Maryland Business Combination Act

Under the MGCL, as applicable to REITs, “business combinations” between a Maryland REIT and an “interested shareholder” or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

¡	any person who beneficially owns 10% or more of the voting power of the trust’s outstanding voting shares; and

¡

an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder.

After the five-year prohibition, any business combination between the Maryland REIT and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

¡	80% of the votes entitled to be cast by holders of outstanding voting shares; and

¡

two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder or with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has adopted a resolution exempting our company from the provisions of the MGCL relating to business combinations with interested shareholders or affiliates of interested shareholders. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of trustees. If such resolution is repealed, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our shareholders’ best interests.

Maryland Control Share Acquisitions Act

The MGCL, as applicable to REITs, provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by employees who are trustees of the trust. “Control shares” are voting shares which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more, but less than one-third; (ii) one-third or more, but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, we may present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. This means that you would be able to force us to redeem your shares for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by our declaration of trust or bylaws.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. We cannot assure you that such provision will not be amended or eliminated at any time in the future. If such provision is eliminated, the control share acquisition statute could have the effect of discouraging offers to acquire us and increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders’ best interests.

Amendment of Bylaws

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Amendment to the Declaration of Trust

Except for those amendments permitted to be made without shareholder approval under Maryland law or by specific provision in our declaration of trust, including amendments to qualify as a REIT under the Code or the Maryland REIT Law, to change our name or the name or other designation or the par value of any class or series of shares or the aggregate par value of all shares or to increase or decrease the aggregate number of our authorized shares or the number of authorized shares of any class or series, our declaration of trust may be amended only if the amendment is declared advisable by our board of trustees and approved by our shareholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Termination

Our termination must be approved by a majority of our entire board of trustees and by our shareholders by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees; or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated, or on such other business, and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our shareholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of individuals for election to our board of trustees may be made only (1) by or at the direction of our board of trustees, or (2) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, as applicable to REITs, permits a Maryland REIT with a class of equity securities registered under the Securities Exchange Act of 1934, or the Exchange Act, and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

¡	a classified board,

¡	a two-thirds vote requirement for removing a trustee,

¡	a requirement that the number of trustees be fixed only by vote of the trustees,

¡	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred, and

¡	a majority requirement for the calling of a special meeting of shareholders.

Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (i) vest in the board the exclusive power to fix the number of trustees and (ii) require, unless called by a majority of our trustees, the chairman of our board of trustees or our chief executive officer, the request of shareholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of shareholders to call a special meeting to act on such matter. Pursuant to Subtitle 8, we have elected that, except as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, any and all vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred.

THE OPERATING PARTNERSHIP AGREEMENT

The following is a summary of material provisions in the partnership agreement of CSP OP, or the operating partnership agreement. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the Delaware Revised Uniform Limited Partnership Act, as amended, or the Delaware Partnership Act, and the operating partnership agreement. For more detail, you should refer to the Third Amended and Restated Agreement of Limited Partnership, a copy of which is filed as an exhibit to the Current Report on Form 8-K filed with the SEC on April 30, 2012, and Amendment No. 1 to the Third Amended and Restated Agreement of Limited Partnership, a copy of which is filed as an exhibit to the Quarterly Report on Form 10-Q filed with the SEC on August 14, 2012. See “Where You Can Find More Information.”

General

CSP OP was formed in March 2004 to acquire, own and operate properties on our behalf. We are considered to be an umbrella partnership real estate investment trust, or an UPREIT, in which all of our assets are owned in a partnership, CSP OP, of which we are the sole general partner. We intend to make all acquisitions of real properties through CSP OP. This structure permits the acquisition of real property from owners who desire to defer taxable gain otherwise required to be recognized by them upon the disposition of their properties. Such owners may also desire to achieve diversity in their investment and other benefits afforded to shareholders in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of a partnership, such as CSP OP, are deemed to be assets and income of the REIT.

The property owner’s tax-deferral goals are accomplished because a property owner may contribute property to a partnership in exchange for limited partnership interests on a tax-deferred basis. Further, CSP OP is structured to make distributions with respect to class A units, or limited partnership units, that are equivalent to the dividend distributions made to our common shareholders. Finally, CSP OP is structured to permit limited partners in CSP OP to redeem their limited partnership units in CSP OP for cash or our shares (in a taxable transaction) and achieve liquidity for their investment. See “—Redemption” below.

Partnership Interests in Our Operating Partnership

Interests in CSP OP are in the form of partnership units or other partnership interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, all as are determined, subject to applicable Delaware law, by the general partner in its sole and absolute discretion. As of August 19, 2013, we owned all of the Class A limited partnership units in CSP OP. CBRE REIT Holdings LLC, or REIT Holdings, owns 100% of the Class B limited partnership interest, or the Class B Interest.

CSP OP is structured to make distributions with respect to limited partnership units which are equivalent to the distributions made to our shareholders. Holders of limited partnership units do not have the same voting interest as our common shareholders. Subject to certain limitations and exceptions, holders of limited partnership units have the right to cause CSP OP to redeem their limited partnership units for cash equal to the value of an equivalent number of shares, or, at our option, we may purchase their limited partnership units by issuing one of our shares for each limited partnership unit redeemed. Holders of limited partnership units may exercise their redemption rights at any time after two years following the date of issuance of their limited partnership units. See “—Redemption.”

In exchange for services provided to us with respect to our formation and subsequent operations, REIT Holdings was granted the Class B Interest (representing 100% of the Class B Interest outstanding) in CSP OP. REIT Holdings is an affiliate of our former investment advisor and certain of our officers and employees own distribution interests in REIT Holdings. The Class B Interest entitles REIT Holdings to receive 15% of the net sales proceeds received by CSP OP on dispositions of properties or other assets (including by liquidation, merger or otherwise) after the other partners, including us, have received, in the aggregate, cumulative distributions from operating income, sales proceeds or other sources equal to (i) the total capital contributions made to CSP OP and (ii) a 7% annual, uncompounded return on such capital contributions. For a discussion of the redemption of the Class B Interest, see “—Redemption.”

Management Liability and Indemnification

Neither we nor our trustees and officers are liable to CSP OP, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The operating partnership agreement provides for indemnification of the general partner, the limited partners, a trustee or officer of the operating partnership or the general partner, and such other persons (including affiliates of the general partner, a limited partner or the operating partnership) as the general partner may designate from time to time in its sole and absolute discretion, against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative incurred by the indemnitee and relating to the operating partnership or the general partner or the formation or operations of, or the ownership of property by, either of them, provided that CSP OP will not indemnify such person, for (i) willful misconduct or a knowing violation of the law, (ii) any transaction for which the indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with our best interests. Our duties, as the general partner, to CSP OP and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to us and our shareholders. We will be under no obligation to give priority to the separate interests of the limited partners of CSP OP or our shareholders in deciding whether to cause the operating partnership to take or decline to take any actions. The limited partners of CSP OP have agreed that in the event of a conflict in the duties owed by our trustees and officers to us and our shareholders and the fiduciary duties owed by us, in our capacity as general partner of CSP OP, to such limited partners, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners provided, however, that for so long as we own a controlling interest in the operating partnership, any such conflict that cannot be resolved in a manner not adverse to either our shareholders or the limited partners shall be resolved in favor of our shareholders. We shall not be liable for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

Capital Contributions

We transfer substantially all of the net proceeds of any offering that we conduct to CSP OP as a capital contribution in exchange for limited partnership units; however, we are deemed to have made capital contributions in the amount of the gross offering proceeds received from investors. CSP OP is deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If CSP OP requires additional funds at any time in excess of capital contributions made by us or from borrowing, we may borrow funds from a financial institution or other lender and lend such funds to CSP OP on the same terms and conditions as are applicable to our borrowing of such funds. In addition, we are authorized to cause CSP OP to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of CSP OP and shareholders.

Operations

The operating partnership agreement provides that CSP OP will be operated in a manner so as to (i) not adversely affect our ability to qualify as a REIT for U.S. federal income tax purposes, (ii) avoid any U.S. federal income or excise tax liability and (iii) ensure that CSP OP will not be classified as a “publicly traded partnership” as defined by Section 7704 of the Code, which classification could result in CSP OP being taxed as a corporation, rather than as a partnership. See “Certain U.S. Federal Income Tax Consequences—Tax Aspects of Investments in Partnerships—Entity Classification.”

In addition to the administrative and operating costs and expenses incurred by CSP OP in acquiring and operating real properties, CSP OP pays all of our administrative costs and expenses and such expenses are treated as expenses of CSP OP. Such expenses include:

¡	all expenses relating to our formation and continuity of existence;

¡	all expenses relating to any offerings and registrations of securities;

¡	all expenses associated with our preparation and filing of any periodic reports under U.S. federal, state or local laws or regulations;

¡	all expenses associated with our compliance with applicable laws, rules and regulations; and

¡	all other operating or administrative costs of ours incurred in the ordinary course of its business.

Distributions and Allocations

The operating partnership agreement provides that CSP OP distribute cash flow from operations and the net proceeds from the disposition of any properties to the holders of limited partnership units in accordance with their relative percentage interests on at least a quarterly basis, subject to the distribution rights of the holder of the Class B Interest as described above. Similarly, the operating partnership agreement provides that taxable income and loss is allocated to the limited partners of CSP OP in a manner consistent with such rights to distributions, subject to certain special allocations intended to comply with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations.

Upon the liquidation of CSP OP, after payment of debts and obligations, any remaining assets of CSP OP will be distributed to the partners in accordance with their respective positive capital account balances.

Redemption

Subject to certain limitations and exceptions, the holders of limited partnership units of CSP OP have the right to cause CSP OP to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may purchase their limited partnership units by issuing one of our shares for each limited partnership unit redeemed. These redemption rights may not be exercised, however, if and to the extent that the delivery of shares upon such exercise would (i) result in any person owning shares in excess of our ownership limits, (ii) result in shares being owned by fewer than 100 persons, (iii) result in us being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Code, (v) otherwise cause us to fail to qualify as a REIT or (vi) cause the acquisition of shares by a redeemed holder of limited partnership units to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.

Subject to the foregoing, holders of limited partnership units may exercise their redemption rights at any time after two years following the date of issuance of their limited partnership units; provided, however, that a holder of limited partnership units may not exercise a redemption right for less than 1,000 limited partnership units, unless such holder of limited partnership units holds less than 1,000 limited partnership units, in which case, he must exercise his redemption right for all of his limited partnership units.

A mandatory redemption of the Class B Interest by CSP OP was triggered by the listing of our common shares on the NYSE on May 21, 2013, or the Listing. The consideration (if any) to be received by REIT Holdings for the Class B Interest, or the Consideration, will be 15% of the total market value of our listed common shares above a threshold amount, or the Class B Return Threshold, equal to (i) the total capital contributions made to CSP OP by us and (ii) a 7% annual, uncompounded return on such capital contributions. The calculation of the Consideration (if any) will be based upon the total number of our listed common shares multiplied by the average per share closing price of our common shares for the 30-day period, or the 30-Day Market Value, beginning on October 19, 2013 (which is the 151st day after the Listing) and ending on November 17, 2013 (which is the 180th day after the Listing). The Consideration (if any) will therefore be 15% of the amount by which the 30-Day Market Value exceeds the Class B Return Threshold. Consideration (if any) will be paid within 10 business days of the determination of the 30-Day Market Value, and may be in the form of cash or common shares as determined by our board of trustees.

Transferability of Interests

We may not (i) voluntarily withdraw as the general partner of CSP OP, (ii) transfer our general partnership interest in CSP OP (except to a wholly-owned subsidiary) or (iii) engage in any merger, consolidation or other business combination, unless, with respect to clause (iii) only, the transaction in which such withdrawal occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction. With certain exceptions, the limited partners may not transfer their interests in CSP OP, in whole or in part, without our written consent as the general partner of CSP OP.

Issuance of Our Shares and Additional Partnership Interests

Pursuant to the operating partnership agreement, upon the grant, award or issuance of any additional shares (other than shares issued pursuant to the class A redemption right set forth in the operating partnership agreement or pursuant to a dividend or distribution (including any share split) of shares to all shareholders) or other equity securities of the general partner or New Securities (as defined below), the general partner (i) shall cause the partnership to issue to the general partner partnership interests or rights, options, warrants or securities of the partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional shares, other equity securities or New Securities, as the case may be, and (ii) transfer to the partnership, as an additional capital contribution, the proceeds from the grant, award, or issuance of such additional shares, other equity securities or New Securities, as the case may be, or from the exercise of rights contained in such additional shares, other equity securities or New Securities, as the case may be. “New Securities” means (1) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase shares of common beneficial interest (or other comparable equity interest) of the general partner, excluding grants under any stock option plan, or (2) any debt issued by the general partner that provides any of the rights described in clause (1). In addition, we may cause CSP OP to issue additional operating partnership units or other partnership interests and to admit additional limited partners to CSP OP from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion.

Tax Matters

Pursuant to the operating partnership agreement, the general partner is the tax matters partner of CSP OP and has certain other rights relating to tax matters. Accordingly, as both the general partner and tax matters partner, we have authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of CSP OP.

Term

The term of the operating partnership commenced on March 30, 2004 and will continue perpetually, unless earlier terminated in the following circumstances or as otherwise provided by law:

¡	the expiration of its term as set forth in the operating partnership agreement;

¡

an event of withdrawal of the general partner, as defined in the Delaware Partnership Act (other than an event of bankruptcy), unless, within 90 days after the withdrawal, a “majority in interest” (as defined below) of the remaining partners consent in writing to continue the business of the partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner;

¡	an election to dissolve the partnership made by the general partner, in its sole and absolute discretion;

¡	entry of a decree of judicial dissolution of the partnership pursuant to the provisions of the Delaware Partnership Act; or

¡

a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or within 90 days after of the entry of such order or judgment a “majority in interest” (as defined in the operating partnership agreement) of the remaining partners consent in writing to continue the business of the partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner.

Amendments to the Operating Partnership Agreement

Amendments to the operating partnership agreement may be proposed by the general partner or by any limited partners holding 25% or more of the partnership interests. Following such proposal, the general partner shall submit any proposed amendment to the limited partners. The general partner shall seek the written vote of the partners on the proposed amendment or shall call a meeting to vote thereon. For purposes of obtaining a written vote, the general partner may require a response within a reasonable specified time, but not less than 15 days, and failure to respond in such time period shall constitute a vote which is consistent with the general partner’s recommendation with respect to the proposal.

Generally, the operating partnership agreement may be amended with the general partner’s approval and it receives the consent of partners holding a majority of the percentage interests of the limited partners (including limited partnership interests held by the general partner). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

¡	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest);

¡	modify the limited liability of a limited partner;

¡	alter or modify the consent requirement that restricts the general partner’s authority;

¡	amend the distributions or allocations provisions of the operating partnership agreement, or the balance due to the partners upon a winding up of the partnership (subject to certain exceptions);

¡	alter or modify the redemption rights provided by the operating partnership agreement; or

¡	amend the section guaranteeing the approval rights for the above.

Moreover, the operating partnership agreement may be amended by the general partner to provide that certain limited partners, upon the liquidation of their interests in the partnership, shall have the obligation to restore to the partnership the amounts of any negative capital account balances (for the benefit of creditors of the partnership or partners with positive capital account balances or both) with the consent of only such limited partners and of any other limited partners already subject to such a restoration obligation whose restoration obligation may be affected by such amendment.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the operating partnership agreement as may be required to:

¡	to add to the obligations of the general partner or surrender any right or power granted to the general partner or any affiliate of the general partner for the benefit of the limited partners;

¡	to reflect the admission, substitution, termination or withdrawal of any partner in accordance with the operating partnership agreement;

¡	to set forth the designations, rights, powers, duties, and preferences of the holders of any additional partnership interests issued;

¡

to reflect a change that does not adversely affect any of the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the operating partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the operating partnership agreement that will not be inconsistent with law or with the provisions of the operating partnership agreement or as may be expressly provided by any other provisions of the operating partnership agreement;

¡	to adjust the terms in the operating partnership agreement to reflect any specially distributed assets (as contemplated in section 7.05(a) of the operating partnership agreement); and

¡	to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

Certain provisions affecting the issuance of partnership interests, our rights and duties as general partner, either directly or indirectly (e.g., removal of the general partner by the limited partners, restrictions relating to certain extraordinary transactions involving us or the operating partnership, liability of the general partner), transfers of the partnership interests of the general partner, dissolution of the partnership, amendments requiring limited partner approval or meetings of the partners may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common shares. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “our company,” “we,” “our” and “us” mean only Chambers Street Properties and not its subsidiaries or other lower-tier entities, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effects of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that shareholders hold our common shares as a capital asset, which generally means as property held for investment. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of the shareholder’s investment or tax circumstances, or to shareholders subject to special tax rules, such as:

¡	U.S. expatriates;

¡	persons who mark-to-market our common shares;

¡	subchapter S corporations;

¡	U.S. shareholders, as defined below, whose functional currency is not the U.S. dollar;

¡	financial institutions;

¡	insurance companies;

¡	broker-dealers;

¡	regulated investment companies, or RICs;

¡	REITs;

¡	trusts and estates;

¡	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

¡	persons holding our common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

¡	persons subject to the alternative minimum tax provisions of the Code;

¡	persons holding their interest through a partnership or similar pass-through entity;

¡	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

¡	tax-exempt organizations; and

¡	non-U.S. shareholders, as defined below.

For purposes of this summary, a U.S. shareholder is a beneficial owner of our common shares who for U.S. federal income tax purposes is:

¡	a citizen or resident of the U.S.;

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a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

¡	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

A non-U.S. shareholder is a beneficial owner of our common shares who is neither a U.S. shareholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON SHARES TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES.

Taxation of the Company

We elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2004. We believe we have been organized and operated in a manner that allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operated in such a manner.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with the filing of this prospectus. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2004, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described herein are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and registration statement. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management regarding our organization, assets, and present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action that could adversely affect our qualification as a REIT. Although we believe we have been organized and operated so that we have qualified as a REIT commencing with our taxable year ended December 31, 2004, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will continue to qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS or any court, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Clifford Chance US LLP’s opinion does not foreclose the possibility that we may have to utilize one or more REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to continue to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to continue to qualify as a REIT for a particular year also requires that we satisfy certain asset and income tests during such year, some of which depend upon the fair market values of assets in which we directly or indirectly own an interest. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for continued qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT for a particular year depend upon our ability to meet, on a continuing basis during such year, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we continue to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we continue to qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT.

Shareholders who are noncorporate U.S. shareholders are generally taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, ordinary dividends received by noncorporate U.S. shareholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are as high as 39.6%. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Shareholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax as follows:

¡	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

¡	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, as described below, such income will be subject to a 100% tax. See “—Requirements for Qualification—General—Prohibited Transactions,” and “—Requirements for Qualification—General—Foreclosure Property,” below.

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (i) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (ii) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (i) the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (ii) a fraction intended to reflect our profitability.

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If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

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If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

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If we fail to distribute on an annual basis at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, or the required distribution, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior years), plus (b) retained amounts on which U.S. federal income tax is paid at the corporate level.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification—General.”

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We may be subject to a 100% excise tax on some items of income and expense that are directly or constructively paid between us, our tenants and/or any taxable REIT subsidiaries, or TRSs, if and to the extent that the IRS successfully adjusts the reported amounts of these items.

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If we acquire appreciated assets from a subchapter C corporation (generally a corporation that is not a REIT, an RIC or an S corporation) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any of the assets during the 10-year period following our acquisition of the assets from the subchapter C corporation, unless the property was acquired in an exchange under Section 1031 (a like kind exchange) or Section 1033 (an involuntary conversion) of the Code. The results described in this paragraph assume that the subchapter C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when we acquire the assets.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include the shareholder’s proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in the shareholder’s income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for the shareholder’s proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares. Shareholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

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We will have subsidiaries or own interests in other lower-tier entities that are taxable C corporations, including our TRSs, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, transfer, franchise, property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified entities);

(7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8) that has no earnings and profits from any non-REIT taxable year as of a successor to any subchapter C corporation at the close of any taxable year;

(9) that uses the calendar year for U.S. federal income tax purposes; and

(10) that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our declaration of trust provides restrictions regarding the ownership and transfer of our shares, which are intended, among other purposes, to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. We will continue to monitor the beneficial owners of our shares to ensure that our shares are at all times beneficially owned by 100 or more persons, but no assurance can be given that we will be successful in this regard. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with the shareholder’s tax return disclosing the actual ownership of the shares and other information.

With respect to condition (9), we have adopted December 31 as our taxable year-end and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in CSP OP and its equity interests in any lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to continue to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

As discussed in greater detail in “—Tax Aspects of Investments in Partnerships” below, an investment in a partnership involves special tax considerations. For example, it is possible that the IRS could treat a subsidiary partnership as a corporation for U.S. federal income tax purposes. In this case, the subsidiary partnership would be subject to entity-level tax and the character of our assets and items of gross income would change, possibly causing us to fail the requirements to qualify as a REIT. See “—Tax Aspects of Investments in Partnerships—Entity Classification” and “—Failure to Qualify” below. In addition, special rules apply in the case of appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership. In general terms, these rules require that certain items of income, gain, loss and deduction associated with the contributed property be allocated to the contributing partner for U.S. federal income tax purposes. These rules could adversely affect us, for example, by requiring that a lower amount of depreciation deductions be allocated to us, which in turn would cause us to have a greater amount of taxable income without a corresponding increase in cash and result in a greater portion of our distributions being taxed as dividend income. See “—Tax Aspects of Investments in Partnerships—Tax Allocations with Respect to Partnership Properties” below.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below under “—Requirements for Qualification—General—Effect of Subsidiary Entities—Taxable REIT Subsidiaries,” that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Requirements for Qualification—General—Asset Tests” and “—Requirements for Qualification—General—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such a domestic entity would generally be subject to corporate U.S. federal, state, local and income and franchise taxes on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our shareholders. Our TRSs may invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

For purposes of the gross income and asset tests applicable to REITs, a REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that a REIT, due to the requirements applicable to REITs, might otherwise not be able to undertake directly or through pass-through subsidiaries (or, if such activities could be undertaken, it would only be in a commercially unfeasible manner) such as, for example, activities that give rise to certain categories of income such as management fees. If dividends are paid to us by one or more domestic TRSs we may own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Shareholders—Taxation of Taxable U.S. Shareholders” and “—Requirements for Qualification—General—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt-to-equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents received by us that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (i) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying a 1% de minimis exception; (ii) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (iii) rents paid to us by tenants leasing at least 25% of the net leasable space at a property that are not receiving services from the TRS are substantially comparable to the rents paid to us by tenants leasing comparable space at such property and that are receiving such services from the TRS (and the charge for the services is separately stated); or (iv) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

Gross Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gain from the disposition of shares of other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales or being based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property for the relevant taxable year. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. If, however, the gross income from such non-customary services exceeds this 1% threshold, none of the gross income derived from the property for the relevant property is treated as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property. Also, rental income will qualify as rents from real property only to the extent it is not treated as “related party rent,” which generally includes rent from a tenant if we directly or indirectly (through application of certain constructive ownership rules) own, (i) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (ii) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

We may receive distributions from our TRSs or other C corporations that are neither REITs nor qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test, as described above, to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Although not currently anticipated, we may, on a selective basis, opportunistically make real estate-related debt investments, provided that the underlying real estate meets our criteria for direct investment. Under IRS guidance, we would be required to treat a portion of the gross income derived from a mortgage loan that is acquired at a time when the fair market value of the real property securing the loan is less than the loan’s face amount and there are other assets securing the loan as non-qualifying income for the 75% gross income test even if our acquisition price for the loan (that is, the fair market value of the loan at the time that we acquired it) is less than the value of the real property securing the loan. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless also qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property.

Foreign Investments

Income inclusions from certain equity investments in a foreign TRS or other non-U.S. corporation in which we may hold an equity interest are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes. However, in recent private letter rulings, the IRS exercised its authority under Section 856(c)(5)(J)(ii) of the Code to treat such income as qualifying income for purposes of the 95% gross income test. A private letter ruling may be relied upon only by the taxpayer to whom it is issued, and the IRS may revoke a private letter ruling. Consistent with the position adopted by the IRS in those private letter rulings and based on advice of counsel concerning the classification of such income inclusions for purposes of the REIT income tests, we intend to treat such income inclusions that meet certain requirements as qualifying income for purposes of the 95% gross income test. Notwithstanding the IRS’s determination in the private letter rulings described above, it is possible that the IRS could successfully assert that such income does not qualify for purposes of the 95% gross income test, which, if such income together with other income we earn that does not qualify for the 95% gross income test exceeded 5% of our gross income, could cause us to be subject to a penalty tax and could impact our ability to qualify as a REIT. See “—Failure to Satisfy the Gross Income Tests” and “—Failure to Qualify.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in any foreign TRSs or other non-U.S. corporations in which we hold an equity interest to ensure that the income recognized by us from our foreign TRSs or such other corporations does not exceed 5% of our gross income.

Because we make investments outside the U.S., we are subject to foreign currency gains and losses. “Real estate foreign exchange gain” is excluded from the calculation of the 75% gross income test and “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (a) an item of income or gain to which the 75% gross income test applies, (b) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (c) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Section 987 of the Code, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which we clearly identify as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Satisfy the Gross Income Tests

We monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of the Company—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of any TRSs held by us may not exceed 25% of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% asset test described above. In addition, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. For these purposes, (i) a REIT’s interest as a partner in a partnership is not considered a security; (ii) any debt instrument issued by a partnership (other than straight debt or another security that is excluded from the 10% value test) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (iii) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (3) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries,” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, its interest as a partner in the partners).

A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Furthermore, under IRS guidance, unlike the rules described above that are applicable to the gross income tests, we would not be required to treat any portion of a mortgage loan as non-qualifying for the 75% asset test if at the time that we acquire the loan our acquisition price for the loan (that is, the fair market value of the loan at the time that we acquired it) does not exceed the fair market value of the real property securing the loan. Furthermore, although modifications of a loan held by us generally may be treated as an acquisition of a new loan for U.S. federal income tax purposes, a modification would not be treated as an acquisition of a new loan for these purposes provided that the modification is occasioned by a default or a significant risk of default.

Failure to Satisfy the Asset Tests

After initially meeting the asset tests at the close of a quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset). If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, the 10% vote test, or the 10% value test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the relevant asset test.

We believe our holdings of securities and other assets will continue to comply with the foregoing REIT asset requirements, and we monitor compliance with such tests on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. Moreover, the values of some of our assets, including the securities of our TRSs or other non-publicly traded investments, may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(i) the sum of:

¡	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

¡	90% of the net income from foreclosure property (after tax) as described below, and recognized built-in gain, as discussed above, minus

(ii) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year, provided we pay such distribution with or before our first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among our different classes of shares as set forth in our organizational documents.

Pursuant to an IRS ruling, the prohibition on preferential dividends does not prohibit REITs from offering shares under a distribution reinvestment plan at discounts of up to 5% of fair market value, but a discount in excess of 5% of the fair market value of the shares would be considered a preferential dividend. Our dividend reinvestment plan has offered participants the opportunity to acquire newly-issued shares and any discount we have offered was intended to fall within the safe harbor for such discounts set forth in the ruling published by the IRS; however, the fair market value of our common shares prior to the listing of our common shares on a national securities exchange has not been susceptible to a definitive determination. If the discount in the purchase price under the dividend reinvestment plan is deemed to have exceeded 5% at any time, we could fail to qualify as a REIT for any such affected year. See “—Failure to Qualify.”

In addition, certain aspects of the operation of our dividend reinvestment plan prior to July 2009 may have violated the prohibition against preferential dividends, and to address those issues we entered into a closing agreement with the IRS in July 2011, whereby the IRS agreed that the terms and administration of our dividend reinvestment plan did not result in our dividends paid during taxable years 2007 through 2009 being treated as preferential dividends.

To the extent that we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase their adjusted basis in our shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute on an annual basis at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such amount over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior periods) and (b) the amounts of income retained on which we have paid corporate income tax. We intend to distribute our net income to our shareholders in a manner that satisfies the REIT 90% distribution requirement and that protects us from being subject to U.S. federal income tax on our income and the 4% nondeductible excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from any partnership subsidiaries and (ii) the inclusion of items in income by us for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. In the case of a taxable stock dividend, shareholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources, including sales of our common shares. Both a taxable stock distribution and sale of common shares resulting from such distribution could adversely affect the price of our common shares.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified shareholders. These requirements are designed to assist us in determining the actual ownership of our outstanding shares and maintaining our qualification as a REIT.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument in the REIT. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property by any TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least two years for the production of rental income (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for two years for the production of rental income), (ii) we capitalized expenditures on the property in the two years preceding the sale that are less than 30% of the net selling price of the property, and (iii) we (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) either (X) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (Y) the aggregate fair market value of property sold during the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, and (Z) in the case of either (X) or (Y), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. For these purposes, the sale of more than one property to one buyer as part of one transaction constitutes one sale.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT.

Failure to Qualify

In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT. Specified relief provisions will be available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our shareholders will generally be taxable in the case of noncorporate U.S. shareholders at a maximum rate of 20%, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we will be entitled to statutory relief in all circumstances.

Tax Aspects of Investments in Partnerships

General

We hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in CSP OP and any equity interests in lower-tier partnerships. For a discussion of the tax treatment of transparent “pass-through” entities in which we hold interests, see “—Effect of Subsidiary Entities—Disregarded Subsidiaries.” In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to continue to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The ownership by us of equity interests in partnerships, including CSP OP, involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If CSP OP or any subsidiary partnership were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, generally would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and would preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Asset Tests” and “—Gross Income Tests” above, and in turn would prevent us from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. Pursuant to the terms of our operating partnership agreement, we expect to redeem the Class B Interest on or about December 2, 2013. To the extent that we have not admitted another limited partner to CSP OP prior to the Class B Interest being redeemed, the entity classification of CSP OP would change. In such case, CSP OP would be deemed to terminate as a partnership and would be treated as a disregarded entity for U.S. federal income tax purposes, and its remaining assets and liabilities would be deemed distributed to our company in liquidation. Classification of CSP OP as a disregarded entity for U.S federal income tax purposes would not adversely affect our ability to qualify as a REIT.

In addition, any change in the status of any of our subsidiary partnerships (other than as described above) for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or partnership property that has been revalued on the books of the partnership, must be allocated in a manner so that the contributing partners, or partners who held an interest in the partnership at the time of such revaluation, are charged with the unrealized gain or benefit from the unrealized loss associated with the property at the time of such contribution or revaluation. CSP OP has elected to use the “traditional method” (without remedial or curative allocations or adjustments to other items to offset the effect of the “ceiling rule”) for making Section 704(c) allocations with respect to any revalued property of CSP OP or its pass-through subsidiaries. Under the traditional method, which is the least favorable method from our perspective, we may be allocated reduced depreciation deductions for tax purposes as a result of any such tax-deferred contributions of property or revaluations. In addition, the traditional method could cause us to be allocated taxable gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss) with respect to a sale of property by CSP OP or its pass-through subsidiaries. Therefore, the use of the traditional method could result in our having taxable income that is in excess of economic income and our cash distributions from CSP OP. This excess taxable income is sometimes referred to as “phantom income” and will be subject to the REIT distribution requirements as described in “—Annual Distribution Requirements.” Because we rely on our cash distributions from the operating partnership to meet the REIT distributions requirements, the phantom income could adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our shareholders recognizing additional dividend income without an increase in distributions.

Taxation of Shareholders

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

Distributions

Provided that we continue to qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common shares constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any is outstanding, and then to our common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently applicable to noncorporate U.S. shareholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has the shares. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains.

U.S. shareholders will increase their adjusted tax basis in our common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of noncorporate U.S. shareholders, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for noncorporate U.S. shareholders, to the extent of previously claimed depreciation deductions.

A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes. As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce a holder’s adjusted tax basis in the holder’s shares, and to the extent that it exceeds the holder’s adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. As a general matter, any such gain will be long-term capital gain if the shares have been held for more than one year. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to noncorporate U.S. shareholders, we may elect to designate a portion of our distributions paid to such U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to noncorporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(i) the qualified dividend income received by us during such taxable year from subchapter C corporations (including any TRSs);

(ii) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(iii) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (i) above if the dividends are received from a domestic subchapter C corporation, such as a TRS, and specified holding period and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Requirements for Qualification—General—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Shares

In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in the common shares at the time of the disposition. A U.S. shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (as discussed above), less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other noncorporate U.S. shareholders upon the sale or disposition of our common shares will be subject to a maximum U.S. federal income tax rate of 20% if our common shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if our common shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate holders) to a portion of capital gain realized by a noncorporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Prospective shareholders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. shareholder upon the disposition of our common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of noncorporate taxpayers, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

If a U.S. shareholder recognizes a loss upon a subsequent disposition of our common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. Although these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to our common shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare tax on unearned income

Federal legislation requires certain U.S. shareholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares.

Foreign Accounts

Dividends paid after June 30, 2014, and gross proceeds from the sale or other disposition of our common shares paid after December 31, 2016, to “foreign financial institutions” in respect of accounts of U.S. shareholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common shares. See “—Foreign Accounts.”

Taxation of Tax-Exempt U.S. Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which is referred to in this registration statement as unrelated business taxable income, or UBTI. Although many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. shareholder has not held our common shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our common shares are not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common shares generally should not give rise to UBTI to a tax-exempt U.S. shareholder.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c) (9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by their investment in our common shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code, and (iii) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (a) one pension trust owns more than 25% of the value of our shares, or (b) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of such shares and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our shares.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares applicable to non-U.S. shareholders. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends

The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder generally will be treated as ordinary income dividends and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. shareholder’s investment in our common shares is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax (unless reduced or eliminated by an applicable income tax treaty) on the income after the application of the income tax in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions

Unless (i) our common shares constitute a U.S. real property interest, or USRPI or (ii) either (a) the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (b) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not treated as dividends for U.S. federal income tax purposes (i.e., not treaded as being paid out of our current and accumulated earnings and profits) will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will constitute a dividend for U.S. federal income tax purposes, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits and, therefore, did not constitute a dividend for U.S. federal income tax purposes. In addition, if our company’s common shares constitutes USRPIs, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder’s adjusted tax basis in our common shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding tax (at a rate of 10%) of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits plus the shareholder’s adjusted basis in our shares. As discussed below, we expect that our common shares will not be treated as USRPIs in the hands of a non-U.S. shareholder who holds less than 5% of our common shares.

Because it will not generally be possible for us to determine the extent to which a distribution will be from our current or accumulated earnings and profits at the time the distribution is made, we intend to withhold and remit to the IRS 30% of distributions to non-U.S. shareholders (other than distributions that are deemed to be attributable to USRPI capital gains, as described in greater detail below) unless (i) a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or (ii) the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business. However, if we determine that any of our shares held by a non-U.S. shareholder is likely to be treated as a USRPI, we intend to withhold and remit to the IRS at least 10% of distributions on such shares even if a lower rate would apply under the preceding discussion.

Capital Gain Dividends

Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of any distribution to the extent it is attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation. However, this 35% withholding tax will not apply to any distribution with respect to any class of our shares which is “regularly traded” on an established securities market located in the United States (as defined by applicable Treasury Regulations) if the non-U.S. shareholder did not own more than 5% of such class of shares at any time during the one-year period ending on the date of such dividend. Instead, any such distribution will be treated as a distribution subject to the rules discussed above under “—Taxation of Shareholders—Taxation of Non-U.S. Shareholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution.

A distribution is not attributable to USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not attributable to USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (i) the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (ii) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year). We intend to withhold and remit to the IRS 35% of a distribution to a non-U.S. shareholder only to the extent that such distribution is attributable to USRPI capital gains. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.

Dispositions of Our Common Shares

Unless our common shares constitute USRPIs, a sale of the shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Even if this test is not met, our common shares nonetheless will not constitute USRPIs if we are a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if, at all times during a specified testing period (generally the lesser of the five-year period ending on the date of disposition of its common shares or the period of existence), less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. shareholders. We expect to continue to be a domestically controlled qualified investment entity and, therefore, the sale of our common shares should not be subject to taxation under FIRPTA. Because our common shares will be publicly traded, however, no assurance can be given that we will remain a domestically controlled qualified investment entity.

Specific “wash sale” rules applicable to sales of shares in a REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common shares. These rules would apply if a non-U.S. shareholder (i) disposes of our common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, (ii) is treated as acquiring, or as entering into a contract or option to acquire, other common shares during the 61-day period that begins 30 days prior to such ex-dividend date, and (iii) if our common shares are “regularly traded” on an established securities market in the United States, such non-U.S. shareholder has owned more than 5% of our common shares at any time during the one-year period ending on the date of such distribution.

In the event that we do not constitute a domestically controlled qualified investment entity, a non-U.S. shareholder’s sale of our common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of USRPIs, provided that (i) our common shares are “regularly traded on an established securities market located in the United States” (as defined by applicable Treasury Regulations), and (ii) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of our outstanding common shares at all times during the five-year period ending on the date of sale.

If gain on the sale of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, including applicable alternative minimum tax (and a special alternative minimum tax in the case of non-resident alien individuals), and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (i) if the non-U.S. shareholder’s investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid, unless the holder (i) is a corporation or falls within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common shares within the United States is subject to both backup withholding and information reporting requirements unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common shares conducted through certain United States related financial intermediaries is subject to information reporting requirements (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

Foreign Accounts

Federal legislation may, pursuant to final Treasury Regulations, impose withholding taxes on U.S. source payments made after June 30, 2014 to “foreign financial institutions” and certain other non-U.S. entities and on certain disposition proceeds of U.S. securities realized after December 31, 2016. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. shareholders (as defined above) who own our common shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common shares paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement this legislation, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

We and our subsidiaries and shareholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We will likely own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common shares.

Proposed Legislation or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common shares.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby, including but not limited to “at the market” equity offerings, may from time to time be designated on terms to be set forth in the applicable prospectus supplement. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed in relation to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agent to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. If indicated in the prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and CSP OP, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

Any securities issued hereunder (other than common shares) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

The underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. We may use underwriters with whom we have a material relationship. We will describe any such underwriters in the applicable prospectus supplement, naming the underwriter and the nature of any such relationship.

LEGAL MATTERS

Clifford Chance US LLP will pass upon the validity of the securities we are offering under this prospectus and certain U.S. federal income tax matters. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of Chambers Street Properties’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related schedule of Duke/Hulfish, LLC as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period
Annual Report on Form 10-K (File No. 000-53200)	Year ended December 31, 2012
Quarterly Report on Form 10-Q (File No. 000-53200)	Quarter ended March 31, 2013
Quarterly Report on Form 10-Q (File No. 001-35933)	Quarter ended June 30, 2013

Document	Dated

Definitive Proxy Statement on Schedule 14A (only with respect to information contained in such Definitive Proxy Statement that is incorporated by reference into Part III of Chamber Street Properties’ Annual Report on Form 10-K for the year ended December 31, 2012) (File No. 000-53200)

April 12, 2013

Document	Dated
Description of Chambers Street Properties’ common shares contained in its registration statement on Form 8-A (File No. 001-35933)	May 17, 2013
Description of Chambers Street Properties’ common shares contained in its registration statement on Form 8-A/A (File No. 001-35933)	June 26, 2013

Document	Filed
Current Report on Form 8-K (File No. 000-53200)	January 31, 2013
Current Report on Form 8-K (File No. 000-53200)	March 7, 2013
Current Report on Form 8-K (File No. 000-53200)	March 13, 2013
Current Report on Form 8-K (File No. 000-53200)	April 3, 2013
Current Report on Form 8-K (File No. 000-53200)	April 29, 2013
Current Report on Form 8-K (File No. 000-53200) (only with respect to Item 8.01)	May 2, 2013
Current Report on Form 8-K (File No. 000-53200)	May 8, 2013
Current Report on Form 8-K (File No. 001-35933)	May 21, 2013
Current Report on Form 8-K (File No. 001-35933)	May 28, 2013
Current Report on Form 8-K (File No. 001-35933) (only with respect to Items 1.01, 5.07, 8.01 and 9.01)	June 4, 2013
Current Report on Form 8-K (File No. 001-35933)	June 20, 2013
Current Report on Form 8-K (File No. 001-35933)	June 26, 2013
Current Report on Form 8-K (File No. 001-35933)	June 26, 2013
Current Report on Form 8-K (File No. 001-35933) (only with respect to Item 8.01)	August 8, 2013
Current Report on Form 8-K (File No. 001-35933) (only with respect to Items 1.01, 5.02 and 8.01)	September 17, 2013
Current Report on Form 8-K (File No. 001-35933)	October 1, 2013

All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the termination of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, New Jersey 08542, telephone: (609) 683-4900.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$	*
Trustee and Registrar Fees and Expenses		**
Accountant’s Fees and Expenses		**
Legal Fees and Expenses		**
Printing Expenses		**
Miscellaneous		**

Total	$	**

*	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, or the Securities Act, the registrant is deferring payment of all of the registration fee.
**	These fees and expenses are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Trustees and Officers.

Maryland law permits a Maryland real estate investment trust, or REIT, to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Our declaration of trust requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, (ii) any individual who, while a trustee or officer and at our request, serves or has served another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity and (iii) CBRE Advisors LLC and any of its affiliates in connection with any proceeding to which any of them is made or threatened to be made a party by reason of the performance of services for us pursuant to our transitional services agreement. Our declaration of trust also permits us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

We have entered into indemnification agreements with each of our trustees and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the maximum extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our trustees and executive officers under our trustees’ and officers’ liability insurance.

Item 16.	Exhibits.

The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, in the State of New Jersey, on this 6th day of November 2013.

CHAMBERS STREET PROPERTIES

By:	/s/ Jack A. Cuneo
Name:	Jack A. Cuneo
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jack A. Cuneo, Philip L. Kianka and Martin A. Reid, and each of them, with full power to act without the other, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signatures	Title	Date

By:	/s/ Jack A. Cuneo Jack A. Cuneo	President, Chief Executive Officer and Trustee (Principal Executive Officer)	November 6, 2013

By:	/s/ Martin A. Reid Martin A. Reid	Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Trustee (Principal Financial and Accounting Officer)	November 6, 2013

By:	/s/ Charles E. Black Charles E. Black	Chairman of the Board of Trustees	November 6, 2013

By:	/s/ Mark W. Brugger Mark W. Brugger	Trustee	November 6, 2013

By:	/s/ James L. Francis James L. Francis	Trustee	November 6, 2013

By:	/s/ James M. Orphanides James M. Orphanides	Trustee	November 6, 2013

By:	/s/ Louis P. Salvatore Louis P. Salvatore	Trustee	November 6, 2013

EXHIBIT INDEX

Exhibit No.

1.1*	Form of Underwriting Agreement.

3.1**	Articles of Amendment and Restatement to the Declaration of Trust of Chambers Street Properties (previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

3.2**	Fourth Amended and Restated Bylaws of Chambers Street Properties (previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

3.3**	Third Amended and Restated Agreement of Limited Partnership of CBRE Operating Partnership, L.P., dated as of April 27, 2012 (previously filed as Exhibit 10.3 to the Current Report on Form 8-K (File No. 000-53200) filed April 30, 2012 and incorporated herein by reference).

4.1+	Form of Certificate for Common Shares

4.2*	Form of Certificate for Preferred Shares

4.3*	Form of Designation for Preferred Shares.

4.4*	Form of Depositary Agreement.

4.5*	Form of Depositary Receipt.

4.6*	Form of Warrant Agreement.

4.7*	Form of Warrant Certificate.

4.8*	Form of Rights Agreement.

4.9*	Form of Rights Certificate.

5.1+	Opinion of Clifford Chance US LLP as to legality.

8.1+	Opinion of Clifford Chance US LLP with respect to tax matters.

12.1+	Statement of Computation of Ratios.

23.1+	Consent of Deloitte & Touche LLP.

23.2+	Consent of KPMG LLP.

23.3+	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

23.4+	Consent of Clifford Chance US LLP (included in Exhibit 8.1).

24.1+	Power of Attorney (included on signature page).

*	To be filed by amendment or incorporated by reference in connection with the offering of a particular class or series of securities.
**	Incorporated by reference.
+	Filed herewith.